UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

CLST HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

CLST HOLDINGS, INC.
formerly CellStar Corporation

FOR IMMEDIATE RELEASE

CLST HOLDINGS DESCRIBES CHAIRMAN’S FEES

July 24, 2007 PR Newswire/ -- CLST Holdings, Inc. (OTC Pink Sheets: CLHI) announced that Dale V. Kesler has earned a total of $15,600 for additional services required of the non-executive Chairman of the Board for the period of April 17 through July 20, 2007. As described in CLST’s proxy statement for its annual meeting of stockholders to be held July 31, 2007, Mr. Kesler was elected to that position on April 17, 2007, and receives $300 per hour for such additional services as non-executive Chairman.

The Board of Directors of the Company authorized this arrangement with Mr. Kesler, and believes $300 an hour is an appropriate amount for him to be paid for additional services required of the non-executive Chairman. Among other things, the Board took into account that he would have to spend much of his time dealing with dissident stockholder issues, which should diminish after the annual meeting. In addition, the Board believes that Mr. Kesler’s service as non-executive Chairman has decreased the number of Board meetings that would otherwise have been called, thereby reducing the amounts paid to directors for attending meetings.

Robert A. Kaiser, while he was CEO, had proposed that he be paid an annual salary of $325,000 for acting as Chairman during the wind down of the Company. The $15,600 earned by Mr. Kesler for approximately three months’ of hourly, as-needed work plus fees for meetings attended during such period is substantially less than the amount Mr. Kaiser would have been paid for the same period.

All directors who are not officers or employees of the Company receive an annual retainer and meeting fees.  On July 17, 2007, the annual retainer was reduced from $25,000 to $10,000, and fees for Board and committee meetings were reduced from $1,500 to $750 for each Board or Board committee meeting attended, and from $750 to $500 for each telephonic Board or Board committee attended.

The Company urges all stockholders to vote on the WHITE proxy card for the election of Jere W. Thompson, John L. (“J.L.”) Jackson and Mr. Kesler as directors of the Company.  Stockholders that need assistance in voting their shares or have any questions are invited to call D.F. King & Co., Inc. toll-free at (888) 869-7046.

Contact:  Sherrian Gunn
                972-462-3530
                ir@clstholdings.com